Exhibit 10.1

Via Email

April 10, 2024

Re: Severance Agreement

Michael:

Following our conversations, this document modifies your severance benefits in the case of separation from the Beachbody, LLC (“BODi” or the “Company”). While each party expressly understands and agrees that the severance and separation terms expressly provided in this letter will replace and govern over and prior severance and separation terms provided to you (either orally or in writing), for the avoidance of doubt, this document does not modify any other terms of your employment, including, without limitation, your salary, benefits, bonus opportunities, or at-will status.

If your employment is terminated (a) by BODi without Cause, or (b) by you for Good Reason, then BODi will 1) pay you an amount equal to 0.5 times your annual Base Salary at the date of termination, (the “Severance”); and 2) make its normal portion of your monthly health insurance payments at your then-current coverage levels (including reimbursement for any required COBRA payments) for a period of twelve (12) months. The Severance shall be fixed and paid to you in substantially equal installments in accordance with the Company’s normal payroll practices over the 6‑month period following your termination date, but shall commence on the first normal payroll date following the date the Release (as defined below) becomes irrevocable (the “Release Effective Date”) and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon. Notwithstanding the foregoing, in the event that the qualifying termination occurs on or within twelve (12) months following a Change in Control (as such term is defined in BODi's 2021 Incentive Award Plan (the “Plan”)), then the Severance will be an amount equal to 1.0 times your annual Base Salary at the date of termination.

Notwithstanding the foregoing, any severance payments and benefits (including, for clarity, any acceleration of vesting for Time Vesting Awards (described below)) will be expressly conditioned upon your (or your estate’s) timely execution and non-revocation of BODi’s standard general release of all claims against BODi and related entities and persons (the “Release”). For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to this letter shall remain outstanding and eligible to vest following the date of termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the Release Effective Date.

In the event of a qualified termination leading to Severance, all outstanding Company equity awards that vest solely on the passage of time that are held by you on the date of such termination (the “Time Vesting Awards”) within twelve (12) months of your termination date shall vest and, to the extent applicable, become exercisable, on an accelerated basis as of the date of termination with respect to the number of shares underlying such Time-Vesting Award that would have vested (and become exercisable, if applicable) had you remained in continuous employment with the Company beyond the date of termination for twelve (12) additional months. Notwithstanding the foregoing, in the event that the qualifying termination occurs on or within twelve (12) months following a Change in Control (as such term is defined in the Plan), then all Time Vesting Awards shall become fully vested and, to the extent applicable, exercisable.

400 Continental Blvd., Suite 400, El Segundo, California 90245 (310) 883-9000

Michael Neimand

Severance Agreement

April 10, 2024

“Cause” means: (i) your misconduct or intentional actions that adversely affects or threatens to adversely affect the Company or its reputation in any material respect as determined in good faith by the Board; (ii) acts or threats of violence by you in any manner affecting the Company’s reputation or otherwise connected to your employment in any way; (iii) alcohol or substance abuse by you; (iv) your wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by you which relates to or involves the Company in any material way, including misrepresentation on your employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by you of confidential information of the Company; (viii) material violation by you of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of the your duties for the Company as determined in good faith by the Board.

“Good Reason” means, without your written consent: (i) a material breach of this offer letter by the Company (including the Company’s withholding or failure to pay compensation when due to you); (ii) a relocation of the Company’s principal headquarters from the greater Los Angeles metropolitan area to a location more than 50 miles from such location; (ii) a material diminution in your titles, duties, authority, or responsibilities or a change in reporting relationship that requires you to report to someone other than the CEO or the Board; or (iii) a material reduction in your Base Salary or Target Bonus, unless either such reduction is applied proportionately to other members of the Company’s executive team, and is made in the good faith belief by the Board that it is in the best interests of the Company. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within 45 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than 90 days after the expiration of the Company’s cure period. For clarity, Good Reason shall not have occurred if the Company’s primary El Segundo, California office is moved or relocated within the greater Westside and/or South Bay Los Angeles metropolitan areas and/or the Company permits you to work from home or another physical or remote location that you may designate in writing.

All payments to you under this letter will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withholding any and all such taxes from amounts payable under this offer letter.

For purposes of this letter, your termination of employment shall mean your “separation from service” as defined under Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”). Each payment under this letter that is determined to be subject to Section 409A shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this offer letter. Notwithstanding any provision of this letter to the contrary, if you are a “specified employee” (as defined in Section 409A of the Code) as of your ”separation from service” (as defined in Section 409A of the Code), then the payment of any amounts payable hereunder that are subject to Section 409A of the Code shall be postponed in compliance with Section 409A (without any reduction in such payments ultimately paid or provided to you) until the first payroll date that occurs after the date that is six (6) months following your “separation from service.” Any such postponed payment shall be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your “separation from service.” If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to your estate within sixty (60) days after the date of your death. Any payments subject to Section 409A that are subject to execution of a waiver and

Michael Neimand

Severance Agreement

April 10, 2024

release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

This letter will be governed by and interpreted in accordance with the laws of the State of California, without regard to the conflict of law rules thereof.

[Signature Page Follows]

Michael Neimand

Severance Agreement

April 10, 2024

I greatly value your contribution, partnership, and your importance to our efforts, and it is my sincere desire to keep working together on this business turnaround.

Please acknowledge this modification by signing this letter and returning it to Kathy Vrabeck, Chief Operating Officer, via email at kvrabeck@bodi.com on or before April 12, 2024.

Very truly yours,

__________________________

Carl Daikeler

Chief Executive Officer

I hereby accept the BODi severance agreement as described in this letter and understand that it does not constitute an employment contract.

Acknowledged and accepted this _____ day of April, 2024

__________________________

Michael Neimand

[Signature Page to Severance Agreement]